Exhibit 10.1

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ICON UPGRADE AND AMENDMENT TWO TO EQUIPMENT LEASE AGREEMENT
This ICON UPGRADE AND AMENDMENT TWO TO EQUIPMENT LEASE AGREEMENT (this “Amendment Two”) is dated effective as of October 15, 2019 (the “Effective Date”), and is entered into by and among (i) GK FINANCING, LLC, a California limited liability company (“GKF”), whose address is Two Embarcadero Center, Suite 410, San Francisco, CA 94111, and (ii) LOVELACE HEALTH SYSTEM, INC. d/b/a Lovelace Medical Center, a New Mexico corporation (“Hospital”), whose address is 4101 Indian School Road NE, Albuquerque, NM 87110.
Recitals:
A.    GKF and AHS Albuquerque Medical Center, LLC (“AHS”) entered into a certain Equipment Lease Agreement dated February 13, 2003 (the “Lease”), pursuant to which GKF agreed to lease to AHS a Leksell Stereotactic Gamma Knife unit, Model C with Automatic Positioning System (the “Model C”).
B.    AHS (also known as “CNT-AHS Albuquerque Medical Center, LLC”) was merged into Hospital, effective October 1, 2003, pursuant to which Hospital assumed all of AHS’s rights and obligations under the Lease by operation of law.
C.    Hospital and GKF amended the Lease to provide for the replacement and upgrade of the Model C that was being leased by GKF to Hospital pursuant to the Lease, effective April 8, 2011 (the “First Amendment”), with a Leksell Gamma Knife Perfexion unit including the LGP Software (such Perfexion unit leased hereunder is referred to as the “Perfexion”), which was installed at the existing Site at which the Model C was installed, and contemporaneously with the dc-installation of the Model C (the “Perfexion Upgrade”).

D.    GKF and Hospital desire to further amend the Lease to provide for the upgrade of the Leksell Gamma Knife Perfexion unit (“Perfexion”) currently being provided by GKF to Hospital pursuant to the Lease as amended, with a Leksell Gamma Knife Icon upgrade package (“Icon Upgrade”), which will be installed on the existing Perfexion at the existing Site.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

Agreement:
1.Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.
2.Icon Upgrade.

Exhibit 10.1

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

a.Scheduling and Process for the Icon Upgrade. In accordance with Section 13.2 of the Lease, and subject to the terms and conditions set forth under the Lease and herein, GKF shall acquire and hold title to the Icon Upgrade, and install the Icon Upgrade at the Site. GKF shall use its commercially reasonable efforts to perform the Icon Upgrade in the first/second calendar quarter of 2020, or such other time as mutually agreed to in writing by Hospital and GKF, subject to availability of the Icon Upgrade from the equipment manufacturer, issuance of all regulatory approvals, permits and/or waivers in a timely manner, and completion of construction of the Site. The parties acknowledge that Hospital may not be able to perform Procedures for approximately three (3) weeks during the Icon Upgrade. Until such time as the Perfexion is no longer able to perform Procedures due to the Icon Upgrade, Hospital shall continue to perform Procedures using the Perfexion. Upon completion of the Icon Upgrade, all references in the Lease to the “Equipment” or the “Perfexion” shall be deemed to refer to the Perfexion following the Icon Upgrade. Notwithstanding anything to the contrary contained in this Amendment Two, GKF makes no representation or warranty to Hospital concerning the Icon Upgrade, and GKF shall have no obligation or liability to pay any damages to Hospital resulting therefrom, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform Procedures during the Icon Upgrade. Use of the Icon Upgrade shall be made available to all neurosurgeons and radiation oncologists with Hospital privileges, and Hospital shall not, without GKF’s prior written consent (not to be unreasonably withheld), enter into any exclusive staffing or other contracts that would limit or restrict staff privileges and/or usage of the Icon Upgrade by any qualified neurosurgeons or radiation oncologists.
b.Construction and Maintenance. GFK shall be solely responsible for the construction and preparation of the Site in connection with the Icon Upgrade and the rigging and installation of the Icon Upgrade. GFK shall also be solely responsible for maintenance and service, personal property taxes, and the cost of insurance coverage for the Icon Upgrade to the extent the same levels were required for the Perfexion Upgrade under the lease.
c.Hospital Personnel and Services. Upon request and as required by GKF, Hospital, at Hospital’s cost and expense, shall provide GKF with Hospital personnel (including Hospital’s physicists) and services, including security, in connection with the Icon Upgrade, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Icon Upgrade. Hospital shall not be entitled to reimbursement for its personnel costs, internal costs or overhead in connection with the Icon Upgrade. Notwithstanding anything to the contrary set forth herein, the Icon Upgrade shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, waivers, and consents and authorizations, (collectively, the “Permits”), have been obtained by Hospital at Hospital’s sole cost and expense. Subject to Sections 2.a, 2.b, and this Section 2.c, the actual purchase of the Icon Upgrade from third parties shall be the responsibility of GKF.
d.Lender Documentation. Upon request by GKF and at GKF’s reasonable expense, Hospital shall execute and deliver a commercially reasonable form of subordination, attornment and non-disturbance or other documentation if such a document is

Exhibit 10.1

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

reasonably requested by the third party financing company which holds a security interest in the Icon.
e.Training. GKF, at its cost and expense, shall cover the Icon training tuition costs for those Hospital-credentialed physicians and physicists who will be using the Icon. At a mutually agreeable date to the proctor supplied by Elekta, GFK and the Hospital, GFK will coordinate with Elekta to send a proctor on site to the Hospital to train all physicians and physicists.
f.Acceptance Tests. Upon receipt of Elekta’s report on the results of the Acceptance Tests (as defined in the LGK Agreement), Hospital shall have five (5) business days to review and validate the results of the Acceptance Tests to confirm that the Icon Upgrade meets the manufacturer’s specifications and documentation. If Hospital fails to respond within such five (5) business day period, Hospital may request a five (5) business day extension to validate and confirm the results of the Acceptance Tests. At the expiration of the five (5) business day period, plus any extension, if applicable, the Hospital’s failure to respond shall constitute Hospital’s validation and confirmation of the Acceptance Tests.
3.No Ownership Interests. Notwithstanding anything to the contrary set forth in the Agreement or this Amendment Two, GKF shall retain all ownership rights and title to the Perfexion and the Icon Upgrade, and Hospital shall have no ownership interest therein.
4.Extension of Term of the Agreement. The Term of the Lease is hereby extended for a period of thirty-six (36) months following the termination date contemplated in the First Amendment. All references in the Lease to the “Term” shall refer to the term as extended hereby.
5.    Lease Payments.
a.    It is understood and agreed that Section 8 of the Lease (Per Procedure Payments) shall remain in full force and effect with respect to all Procedures performed prior to the Icon Upgrade, and that all rent or lease payments pertaining to Procedures performed prior to the Icon Upgrade shall continue to be calculated in accordance with the current Section 8 of the Lease in place prior to this Amendment Two and shall be paid by Hospital to, and retained solely by, GKF. Effective from and after the First Icon Procedure Date, the first paragraph only of Section 8 of the Lease shall be deleted in its entirety and replaced with the following:
“8. Per Procedure Payments. As rent for the lease of the Equipment to Hospital pursuant to this Lease, commencing from and after the First Icon Procedure Date, Hospital shall pay to GKF the sum of [*****] for each “Procedure” that is performed by Hospital or its representatives or affiliates at the Site or within the State of New Mexico at the direction of Hospital or any of its affiliates, whether on an inpatient or outpatient basis, or “under arrangement” (as used in the Medicare billing context), and irrespective of whether the Procedure is performed on the Equipment or using any other

Exhibit 10.1

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

equipment or devices; provided that the Icon Upgrade was available and fully operational at the time the Procedure was performed. As used herein, a “Procedure” means any treatment that involves stereotactic, external, single or up to and including five (5) fraction(s), conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum. “Procedure” shall expressly exclude (1) any procedures which the Equipment is unable to perform or which, in the opinion of Elekta, the Equipment is not designed or reasonably suitable to perform.”
6.    Full Force and Effect; Except as amended by this Amendment Two, all of the terms and provisions of the Lease as amended shall remain unchanged and in full force and effect and, together with this Amendment Two, represent the entire agreement of the parties with respect to the Icon Upgrade and its use by Hospital. Unless the context requires otherwise, with respect to the Icon Upgrade, all references in the Lease to (i) the “Agreement” shall be deemed to mean the Lease as amended; (ii) the as amended “Equipment” shall be deemed to mean the Icon Upgrade; (iii) the “LGK Agreement” shall be deemed to refer to the LGK Agreement executed by Hospital relating to the Perfexion; and (iv) the “Term” shall be deemed to refer to the Term, as extended pursuant to this Amendment Two. To the extent any of the terms of the Lease as amended conflict with the terms of this Amendment Two as it pertains to the Perfexion and the Icon Upgrade, the terms and provisions of this Amendment Two shall prevail and control. Where not different or in conflict with the terms and provisions of this Amendment Two, all applicable terms and provisions set forth in the Lease as amended are incorporated within this Amendment Two as is if set forth herein and shall apply with equal force and effect to the Icon Upgrade. Notwithstanding anything to the contrary set forth herein, no term or condition of this Agreement shall be effective to the extent it causes Hospital to breach the LGK Agreement or otherwise violate or infringe upon the rights of Elekta. Nothing set forth in this Amendment Two shall relieve either party from any or all of its obligations under the Lease as amended with respect to the Perfexion through the date of the Icon Upgrade or the First Icon Procedure Date, as applicable, and except as preempted by the Icon Upgrade or the First Icon Procedure Date, as applicable, including, without limitation, the obligation to pay rent or lease payments and the service, insurance and property tax expenses associated with the Perfexion until upgraded. Following the Icon Upgrade of the Perfexion, Hospital shall have no further obligations with respect thereto other than making payments for Procedures performed prior to the date of the Icon Upgrade.

[Signature Pages Follow.]

Exhibit 10.1

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties have executed this Amendment Two effective as of the Effective Date.

GKF: GK FINANCING, LLC By: /s/ Ernest A. Bates, M.D Ernest A. Bates, M.D., Policy Committee Member	Hospital: LOVELACE HEALTH SYSTEM, INC. d/b/a Lovelace Medical Center By: /s/ Troy A. Greer Name: Troy A. Greer Title: CEO